EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of January 13, 2010, by and between Renhuang Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Yan Yi Chen (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein, effective as of   January 13, 2010  .

1.            Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.  The Company agrees to fully cooperate with Executive in connection with obtaining work visas or other work permits as may be necessary for Executive to fulfill her responsibilities.  The Executive’s primary office location shall be Beijing, but the Executive shall be expected to perform many work-related duties in other locations in China, in the United States and in Hong Kong.

2.           Term.  This Agreement shall commence on the date hereof (the “Commencement Date”) and terminate on the third anniversary thereof, unless sooner terminated as provided in Section 10 of this Agreement (the “Employment Period”).

3.            Position and Duties.

(a)           During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and shall have such duties and responsibilities as consistent with such office, and as otherwise may be prescribed by the Board of Directors of the Company (the “Board”) from time to time.

(b)           During the Employment Period, the Executive shall perform and discharge her duties and responsibilities well and faithfully and in accordance with the terms and conditions of this Agreement, and shall devote her best talents, efforts and abilities to the performance of her duties hereunder.

(c)           During the Employment Period, the Executive shall devote substantially all of her business time, attention and energy to performing her duties and responsibilities hereunder and shall have no other employment and no other outside business activities whatsoever; provided, however, that the Executive shall not be precluded from making passive investments which do not require the devotion of any significant time or effort.

4.            Compensation.

(a)           Base Salary.  In consideration for the Executive’s services hereunder, the Company shall pay the Executive a minimum annual salary (the amount shall be increased from time to time at the discretion of the Board, the “Base Salary”) of Four Hundred Thousand Renminbi (RMB 400,000), payable in accordance with the customary payroll practices of the Company.

(b)           Discretionary Bonus.  In addition to the Base Salary, the Executive shall be eligible to receive discretionary bonuses at times and in amounts to be determined by the Board, or if the Board organizes a compensation committee, such committee (the “Committee”) (excluding the Executive if she is then a member of the Committee), in its sole discretion.  This bonus, if any, shall be subject to all applicable tax and payroll withholdings.

(c)           Stock Option Grants.  The Executive shall be entitled to receive options to purchase an aggregate of 150,000 shares of Common Stock of the Company (the “Options”) in accordance with schedule set forth on Schedule A.  The Options shall have a term of three years.  Any such grant of Options, or any stock option plan pursuant to which any such Options are granted, shall have been approved by the Company’s shareholders in accordance with applicable Stock Exchange rules and regulations.

5.            Benefits.           During the Employment Period, the Company shall provide the Executive with the following benefits:

(a)           Insurance Benefits.  The Company shall provide the Executive with medical, health, dental, disability and accident insurance coverage at the Executive’s option in an annual amount not to exceed Five Thousand Renminbi (RMB 5,000).

(b)           Liability Insurance.  The Executive shall be provided with the liability insurance coverage generally provided to offices and managers of the Company.  However the Company shall not be required to obtain such coverage.  Notwithstanding the foregoing, the Company agrees to indemnify the Executive against all costs, damages and expenses, including attorneys’ fees, incurred by the Executive as a result of claims by third parties arising out of or from the Executive’s lawful acts as an Executive of the Company, provided such acts are not grossly negligent and are performed in good faith and in a manner reasonably believed by the Executive to be in the Company’s best interests.  Any counsel employed to defend the Executive in any such action shall be reasonably acceptable to the Executive and the Company.  Any counsel appointed by any insurance carrier for the Company shall be deemed acceptable.  It is the intent of the parties that the obligation imposed by this paragraph will survive the termination of this Agreement.

(c)           Other Benefits.  The Company shall make available to the Executive any and all other Executive or fringe benefits (in accordance with their terms and conditions) which the Company may make available to its other Executives.

6.            Reimbursement of Expenses.  During the Employment Period, the Company shall pay or reimburse the Executive for the following expenses:

(a)           Membership/Professional Dues.  The Company shall pay or reimburse the Executive for any membership fee payable or paid as required to maintain her professional qualifications.

(b)           Training.  Based on approval of the Board, the Company shall pay or reimburse for all training and examination related costs relevant to the Executive’s role (for example, US CPA), and provide reasonable time and paid leave for course and examination preparation and attendance.

(c)           Professional manuals.  The Company shall reimburse the Executive for any professional manuals purchased as required in carrying out her duties.

(d)          Other business expenses.  The Company shall pay or reimburse the Executive for all reasonable entertainment and other business expenses actually incurred or paid by the Executive in the performance of her duties hereunder upon presentation of expense statements and /or such other supporting information as the Company may reasonably require of the Executive.  The Company shall pay the Executive an annual amount of Three Hundred and Fifty Thousand Renminbi (RMB 350,000) for such expenses, any over or under payment between this amount and actual amount incurred shall be reimbursed by the Executive or the Company at the end of each of the 12 month anniversary of employment.

7.            Vacation.  The Executive shall be entitled to paid vacation during each full calendar year of the Employment Period of 20 working days (and a pro rata portion thereof for any portion of the Employment Period that is less than a full calendar year).

8.            Statutory and Other Leaves.  The Executive shall be entitled to all statutory and other leave entitlements in accordance to relevant laws and regulations of the P.R.C and relevant regulations applied in Beijing.

9.            Initial Public Stock Offering.  Shall the Company participate in Initial Public Stock Offering (the “IPO”), (a) the Base Salary and reimbursement of Expenses detailed in Section 4 and 6 shall be reviewed and amended as mutually agreed between the Board and the Executive and (b) additional share options in the amount and terms mutually agreed between the Board and the Executive shall be granted.

10.         Termination.  The employment of the Executive hereunder may be terminated prior to the expiration of the Employment Period in the manner described in this Section.

(a)           Termination upon Death.  The employment of the Executive hereunder shall terminate immediately upon her death.

(b)           Termination upon Disability.  The Company shall have the right to terminate this Agreement during the continuance of any Disability of the Executive upon fifteen days’ prior notice to the Executive during the continuance of the Disability.

(c)           Termination by the Company Without Good Cause.  The Company shall have the right to terminate the Executive’s employment hereunder without Good Cause (as such term is defined herein) by written notice to the Executive.

(d)           Termination by the Company for Good Cause.  The Company shall have the right to terminate the employment of the Executive for Good Cause by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

(e)           Voluntary Resignation by the Executive.  The Executive shall have the right to voluntarily resign her employment hereunder for other than Good Reason (as such term is defined herein) by written notice to the Company.

(f)           Resignation by the Executive for Good Reason.  The Executive shall have the right to terminate her employment for Good Reason by written notice to the Company specifying the particulars of the circumstances forming the basis for such Good Reason.

(g)          Termination Date.  The “Termination Date” is the date as of which the Executive’s employment with the Company terminates.  Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

(h)          Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Disability” shall mean an inability by the Executive to perform a substantial portion of the Executive’s duties hereunder by reason of physical or mental incapacity or disability for a total of one hundred twenty days or more in any consecutive period of three hundred and sixty five days, as determined by the Board in its good faith judgment.

(ii)          “Good Cause” as used herein, shall mean:

(A) the commission of a felony, or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company;

(B) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute;

(C) substantial and repeated failure to perform duties as reasonably directed by the Board;

(D) gross negligence or willful misconduct with respect to the Company or any of its affiliates; or

(E) any material misrepresentation by the Executive under this Agreement; provide, however, that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such Good Cause, as applicable, and such factors shall not have been cured by the Executive within thirty days after such notice or such longer period as may reasonably be necessary to accomplish the cure.

(iii)         “Good Reason” means the occurrence of any of the following events:

(A) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(B) a material breach by the Company of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within thirty days after such notice or such longer period as may reasonably be necessary to accomplish the cure;

(C) the Company requiring the Executive to be primarily based at any location other than a location other than Beijing, except for the requirements of temporary travel on the Company’s business; and

(D) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by the Agreement.

(E) A Change in Control whereby:

     (i)  A person (other than a person who is an officer or director of the Company on the Effective Date), including a group as defined in the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of the Company’s securities having fifty one percent or more of the combined voting power of then outstanding securities of the Company;

(ii)  The Company consummates a merger in which it is not the surviving entity;

(iii) All or substantially all of the Company’s assets are sold;

(iv) The Company’s shareholders approve the dissolution or liquidation of the Company.

11.          Obligation of Company on Termination or Resignation.  If terminated by the Company without Good Cause, if resigned from the Company for Good Reason, the Executive is entitled to receive as severance (a) the Base Salary and reimbursement of Expenses contemplated hereunder for a period of twelve months, and (b) all Options granted but not yet vested shall immediately vest and shall be exercisable.

12.          Covenants of Executive.

(a)           Confidentiality.

(i)  The Executive recognizes that the Executive’s position with the Company is one of trust and confidence.  The Executive acknowledges that, the Company has devoted substantial time and effort and resources to developing the Company’s business and clients, and that during the course of the Executive’s employment with the Company, the Executive will necessarily become acquainted with confidential information relating to the clients or potential clients (including names, addresses and telephone numbers) of the Company, and the Company’s investments or potential investments in and/or financings and/or potential financings to be provided to these clients or potential client, and trade secrets, processes, methods of operation and other information, which the Company regards as confidential and in the nature of trade secrets (collectively, “Confidential Information”).  The Executive acknowledges and agrees that the Confidential Information is of incalculable value to the Company and that the Company would suffer damage if any of the Confidential Information was improperly disclosed.

(ii)  The Executive recognizes that because of the opportunities and support so provided to the Executive and because of the Executive’s access to the Company’s Confidential Information, Executive would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were the Executive be allowed to divulge any of the Confidential Information.

(iii)  The Executive agrees that the Executive will not, at any time during or after the termination of the Executive’s relationship with the Company regardless of whether termination is initiated by either Executive or the Company, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information made known to the Executive or of which the Executive has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Executive, except and to the extent that such disclosures is necessary to carry out the Executive’s duties of the Company.  The Executive further agrees that the Executive shall retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any Confidential Information to any unauthorized person including, without limitation, any other employer of the Executive, and the Executive will not make use thereof in an independent business related to the business of the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive.

(iv)  The Executive agrees that, upon termination of the Executive’s employment with the Company, for any reason whatsoever, or for no reason, and at any time, the Executive shall return to the Company all papers, documents and other property of the Company placed in the Executive’s custody or obtained by the Executive during the course of the Executive’s employment which relate to Confidential Information, and the Executive will not retain copies of any such papers, documents or other property for any purpose whatsoever.

(b)  Non-Competition.  The Company is in the business of processing, distributing, and selling pharmaceutical products (the “Business”). The Executive acknowledges that during her employment with the Company she will become familiar with trade secrets and other information relating to the Company, and that her services have been and will be of special, unique and extraordinary value to the Company.  Therefore, Executive agrees that during the Employment Period, and for one year thereafter (collectively, the “Non-Compete Period”), she will not  directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, with limitation, on her own behalf or on behalf of another entity) which competes either directly or indirectly with the Company in the Business, in any market in which the Company is operating, or is considering operating at any given point in time during the Employment Period, or as of the end of the Employment Period if the Employment Period has ended.  Nothing in this section will deemed to prohibit the Executive from being a passive owner of less than 5% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly trade, so long as the Executive has no direct or indirect participation in the business of such corporation.

(c)           Non-Solicitation of Business.  The Executive will not, during the Employment Period, or at any time within the one year period immediately following her termination from employment, regardless of whether termination is initiated by the Executive or by the Company, for any reason, solicit or assist any other person to solicit, whether directly or indirectly, any business (other than for the Company) from any entity: (i) into which the Company has invested; (ii) for which the Company has provided financing; (iii) for which the Company has been engaged to provide any kind of services, including but not limited to, advisory services and providing financial analyses; (iv) that has either invested in, or participated in a financing for, a client of the Company; or (v) that has either been solicited by the Company to invest in, or participate in a financing for, a client of the Company.

(d)           Non-Solicitation of Employees and Independent Contractors.  The Executive will not, during the Employment Period, or at any time following her termination from employment, regardless of whether termination is initiated by Executive or by the Company, for any reason, directly or indirectly (i) induce or attempt to induce any employee or full-time independent contractor of the Company to leave the employment or contracting relationship with the Company, or in any way interfere with the relationship between the Company and any employee or full-time independent contractor thereof, (ii) solicit for employment or as an independent contractor any person who was an employee or full-time independent contractor of the Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company.

(e)           Work Product.  The Executive agrees that all innovations, inventions, improvements, developments, methods, designs, analyses, drawing, reports, and all similar or related information which relate to the Company’s Business, or any business which the Company has taken significant action to pursue, and which are conceived, developed or made by the Executive during the Employment Period (any of the foregoing, hereinafter “Work Product”), belong to the Company.  The Executive will promptly disclose all such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(f)           No Conflict.  The Executive represents and warrants to the Company that the Executive is not a party or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity or any other agreement which would prevent or limit her ability to enter into this Agreement or perform her obligations hereunder.

13.          Indemnification.  To the fullest extent permitted by law and other relevant statutes, the Company will indemnify and hold harmless the Executive against any actual action, suit or proceeding, whether civil, criminal, or administrative, arising by reason of Executive’s status as a director, officer, employee and/or agent of the Company or any of its affiliates during the Executive’s employment or the Executive’s status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by the Company or its affiliates.  In addition, to the fullest extent permitted by law, the Company will pay or reimburse the Executive for any costs and expenses, including reasonably attorney’s fees, the Executive incurs arising from any claim as to which the Company is providing indemnification hereunder.

14.          Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

15.          Successors and Assigns.

(a)  This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent.  All of the Executive’s rights under the Agreement shall inure to the benefit of her personal representatives or other legal representatives, as the case may be.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Any entity succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

16.          Arbitration.  [Arbitration terms applicable to Company Executives]

17.          Complete Understanding.  Except as expressly provided below, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

18.          Modification and Waiver.

(a)  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed her name.

RENHUANG PHARMACEUTICALS, INC.

	By:	/s/ Li Shaoming
Witness -		Name:Li Shaoming
Title:CEO and President of Renhuang

/s/ Yan Yi Chen
Witness -		Name: Yan Yi Chen

SCHEDULE A

SHARE OPTIONS

Grant Date*	Number of Shares Issuable Upon Exercise	Exercise Price
Commencement Date	50,000	$1.00
12 month anniversary of the Commencement Date	50,000	$1.00
24 month anniversary of the Commencement Date	50,000	$1.00

* The options shall vest on the 12 month anniversary of their respective Grant Dates, conditional upon the Executive’s continued employment with the Company as of each such Vesting Date